Exhibit 23
                                                               -------------



                           Independent Auditors' Consent



The Board of Directors
Illinois Central Corporation:

We consent to incorporation by reference in Registration Statement No. 33-36765 on Form S-8 of Illinois Central Corporation of our report dated June 14, 1996, relating to the statements of financial position of Illinois Central Corporation Supplemental Retirement and Savings Plan as of December 31, 1995 and 1994, and the related statements of income and changes in plan equity for the years then ended, and all related schedules, which report appears in the December 31, 1995 annual report on Form 11-K of Illinois Central Corporation Supplemental Retirement and Savings Plan.


/s/ KPMG Peat Marwick LLP



Chicago, Illinois
June 27, 1996